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                                                                    EXHIBIT 11.0

STATEMENT RE:  COMPUTATIONS OF PER SHARE EARNINGS
($ AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

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
                                                 Three months ended
                                                     March 31,
                                              ------------------------
                                                2003            2002
                                              --------        --------
Numerator:
    Net income                                $    176        $    128

Denominator:
    Denominator for basic earnings per         574,909         572,753
    share-weighted average shares


Effect of dilutive securities:
    Stock options                               35,987          35,000
                                              --------        --------

Denominator for diluted earnings
    Per share                                  610,896         611,253


Basic earnings per share                      $   0.31        $   0.22

Diluted earnings per share                    $   0.29        $   0.21
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